Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
OCTOBER 22, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING
OF PERMIAN BASIN ASSET SALES

OKLAHOMA CITY, OKLAHOMA, OCTOBER 22, 2012 – Chesapeake Energy Corporation (NYSE:CHK) announced today it has completed the sale of its previously announced asset packages in the Permian Basin.  The company sold its southern Delaware Basin assets in the Permian Basin to SWEPI LP, a subsidiary of Royal Dutch Shell plc (NYSE:RDS.B); its northern Delaware Basin portion of the Permian Basin to Chevron U.S.A. Inc., a subsidiary of Chevron Corporation (NYSE:CVX); and its producing assets in the Midland Basin portion of the Permian Basin to affiliates of Houston-based EnerVest, Ltd.  The Permian Basin assets sold produced approximately 21,000 barrels of liquids and 90 million cubic feet of natural gas per day during the 2012 second quarter, or approximately 5.7% of Chesapeake’s production during the quarter.

Total combined net proceeds from the three transactions, inclusive of preferential rights exercised by other parties, are approximately $3.3 billion, of which Chesapeake received approximately $2.8 billion in cash at closing.  Payment of the remaining proceeds will be subject to certain title, environmental and other standard contingencies.  With the net proceeds from the Permian transactions along with various other asset sale proceeds, the company will reduce the total outstanding balance on its existing term loans from $4.0 billion to approximately $1.2 billion by the end of October 2012.  The company plans to fully repay the term loans by year-end 2012.

Jefferies & Company, Inc. and Goldman, Sachs & Co. served as financial advisors to Chesapeake regarding the Permian Basin asset sales.

This news release includes “forward-looking statements” that give our current expectations or forecasts of future events, including the planned use of asset sale proceeds.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Services, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154